Exhibit 10.1   Amendment No. 1 to the Knoll, Inc. Amended and Restated 2013 Stock Incentive Plan Pursuant to the provisions of Section 21 of the Knoll, Inc. Amended and Restated 2013 Stock Incentive Plan (the “Plan”), the Plan shall be amended as follows effective as of the date set forth below: Effective January 1, 2018, Section 4(b) is deleted in its entirety and replaced with the following: “b. Awards shall be subject to forfeiture as determined by the Committee and set forth in the applicable Award agreement, provided however, that: (1) No more than one-third of any Stock Award or Stock Unit granted to an employee or consultant shall become vested in any single annual period, except, as determined by the Committee, in the case of the participant’s death, disability or retirement or a Change in Control (as defined in Section 13b), provided that this restriction shall not apply to (A) a Performance Award (as defined in Section 10) or (B) an Award that is granted in lieu of cash compensation foregone at the election of an employee or consultant of the Company; (2) No more than one-half of any Stock Award or Stock Unit granted to a non-employee director shall become vested in any single annual period, except, as determined by the Committee, in the case of the participant’s death, disability or retirement or a Change in Control (as defined in Section 13b), provided that this restriction shall not apply to (A) a Performance Award (as defined in Section 10) or (B) an Award that is granted in lieu of cash compensation foregone at the election of a non- employee director of the Company; and (3) A Stock Award or Stock Unit that is a Performance Award shall become vested no sooner than the first anniversary of the date of grant of such Award except, as determined by the Committee, in the case of the participant’s death, disability or retirement or a Change in Control.” This Amendment was adopted by the Board of Directors of Knoll, Inc. on February 6, 2018.